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                                                             Exhibit 99.1A(5)(b)


                  SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

                              CHILDREN'S TERM RIDER

This Rider is issued in consideration of the application and of the payment of premiums. This Rider forms a part of the policy to which it is attached.

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY will pay the Rider Proceeds on receipt of due proof of each Child's death which occurs:

     (a) after the Child has attained the age of 15 days;

     (b) before the Child's 25th birthday;

     (c) while this Rider is in force; and

     (d) before the Rider Expiry Date.

CHILDREN'S TERM RIDER SECTION 1. DEFINITIONS

R1.1 CHILD means each Child named in the application who has not attained the age of 19 years on the effective date of this Rider and who is either:

       (a) the lnsured's Child or legally adopted Child; or

       (b) the Insured's Stepchild who is a Child of the lnsured's Spouse by a former marriage.

       Child also means each Child who, after the effective date of this Rider, is either:

       (a) born to the marriage of the lnsured and the Insured's Spouse; or

       (b) legally adopted by the Insured and the Insured's Spouse before such Child attains the age of 19 years.

R1.2 EFFECTIVE DATE means the date shown for this Rider on the policy Schedule Page or on an endorsement to the Schedule Page.


R1.3   RIDER EXPIRY DATE means the date the Insured attains age 65.

CHILDREN'S TERM RIDER SECTION 2. RIDER PROCEEDS

R2.1 RIDER PROCEEDS - The Rider Proceeds will be the Children's Term Rider Specified Amount in force on the date of the Child's death, less any Cost of Insurance due and unpaid at the Child's death. The Children's Term Rider Specified Amount is shown on the Schedule Page of the policy or on an endorsement to the Schedule Page.


R2.2 PAYMENT OF PROCEEDS - The Rider Proceeds will be paid to the Owner, if the Owner is then surviving. Otherwise, the Rider Proceeds will be paid to the Child's estate. Rider Proceeds will be paid in a lump sum unless otherwise provided.

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CHILDREN'S TERM RIDER SECTION 3. COST OF INSURANCE AND REINSTATEMENT

R3.1 COST OF INSURANCE - The Cost of Insurance for this Rider is included in the Monthly Deduction for the policy to which it is attached. It is shown on the Schedule Page or on an endorsement to the Schedule Page.

R3.2 REINSTATEMENT - This Rider may be reinstated as part of the policy to which it is attached within five years after termination due to lapse of the policy to which it is attached. Reinstatement must be before the Rider Expiry Date. In order to reinstate the Rider, all of the following conditions must be satisfied:

       (a) We will require satisfactory proof of insurability of each Child to be covered by this Rider; and

       (b) The Owner must pay enough premium to keep the policy and this Rider in force for three months.

R3.3 - WAIVER OF PREMIUMS ON DEATH OF INSURED - If the Insured dies (except by suicide whether sane or insane within two years from the Effective Date of this Rider) and while this Rider is in force, each Child's insurance under this Rider will automatically be continued to his or her 25th birthday without further payment of premium. The Owner of such insurance on each Child will be that Child.

CHILDREN'S TERM RIDER SECTION 4. OWNERSHIP

R4.1 OWNER - The Owner of the policy to which this Rider is attached is the owner of this Rider.

CHILDREN'S TERM RIDER SECTION 5. GENERAL PROVISIONS

R5.1 GENERAL - All provisions of the policy not in conflict with this Rider apply to this Rider.

R5.2 NON-PARTICIPATION - This Rider does not share in the company's surplus or profits.

R5.3 INCORRECT AGE - If a Child's age is incorrectly stated, any Rider Proceeds will only be paid if the Child would be covered under this Rider at the Child's correct age.

R5.4 SUICIDE - If a Child dies by suicide, while sane or insane, within two years from the Rider Effective Date, Our total liability under this Rider will be limited to the refund of the Cost of Insurance actually paid for this Rider.

R5.5 INCONTESTABLE CLAUSE - We will not contest payment of this Rider after this Rider has been in force for two years from the Rider Effective Date.

R5.6   TERMINATION - This Rider will terminate on the earliest of the following:

       (a) On lapse, surrender, or termination of the policy to which this Rider is attached, unless the policy terminates because of the death on the Insured;

       (b) On the date, within two years of the policy date of the policy, that the Insured dies by suicide, whether sane or insane;

       (c) On the due date of any Rider Cost of Insurance if it is not paid within the Grace Period;

       (d) On the Rider Expiry Date.

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       For each Child, coverage under this Rider ends at the earlier of:

       (a) The date when he or she reaches age 25; and

       (b) The date this Rider terminates.

       The Owner may cancel this Rider on any Monthly Deduction Day by sending Written Notice to the Company. The policy must also be returned for endorsement.

       If any Cost of Insurance for this Rider is made for any period after termination, Our only liability will be to refund any Cost of Insurance so made.

CHILDREN'S TERM RIDER SECTION 6. CONVERSION PRIVILEGE

R6.1 RIGHT TO CONVERT - Within 31 days after a Child's insurance ends because the Rider reaches the Rider Expiry Date, or the Child reaches age 25, the Owner can convert the Child's insurance to a new policy. We do not require proof that the Child is insurable. Such conversion will be subject to the requirements and conditions listed below.

R6.2 DATE OF CONVERSION - The date of conversion for each Child will be the earlier of:

       (a) that Child's 25th birthday; and

       (b) the Rider Expiry Date.

       The period of time described in the Incontestability and Suicide provisions of the new policy will be measured from the Effective Date of this Rider. However, that period of time for any benefit or rider requiring our consent to be added to the new policy will be measured from the Date of Conversion.

R6.3 CONDITIONS - Conversion of any Child's insurance to a new policy will be subject to the following conditions:

   (a) The new policy must be a fixed premium permanent life insurance policy insuring a single life.

   (b) The Date of Conversion is defined above.

   (c) The face amount of the new policy must be equal to or less than five times the amount of insurance in force on that Child under this Rider on the Date of Conversion, and must meet Our requirements for minimum policy size on that date.

   (d) Written notice to the Company requesting conversion must be received at the Home Office at least 31 days prior to the Date of Conversion.

   (e) Any cost of conversion and any premium due on the new policy must be received at the Home Office on or before the Date of Conversion.

R6.4 ATTAINED AGE CONVERSION - Each new policy will be issued as of the Date of Conversion at the respective Child's age on that date. Premiums for each new policy will be based on Our published premium rates on the Date of Conversion and the Child's age and sex on that date.

R6.5 ADDITIONAL BENEFITS - Additional benefits and riders may be included in a new policy only if agreed to by Us.


                                    /s/ J.A. Purvis


                                    Secretary



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